Exhibit 10.33

Suqian Economic-Technological Development Zone

Industrial Project Entry and Joint Venture Construction

Contract
Contract Reference Number: 20131228kg01

Party A: SUQIAN ECONOMIC DEVELOPMENT CO., LTD
Party B: ASCENT SOLAR TECHNOLOGIES, INC.
In accordance with related laws, regulations and related policies of China, both parties have reached consensus through negotiation on the principles of mutual benefits, honesty and trustworthiness plus equality and voluntariness, to enter into this contract to jointly construct a manufacturing facility where Party A is located for the production of thin film photovoltaic components, accessories and related applicable products (hereinafter referred to as Project).
Section 1 Project Overview
Article 1 Project Name: Construction of manufacturing facility for the production of thin film photovoltaic components, accessories and related applicable products.
Article 2 Name of Joint Venture Entity: ASCENT SOLAR TECHNOLOGIES (JIANGSU) CO., LTD. (the joint venture company name to be registered, hereinafter referred to as Joint Venture Company)
Article 3 Project Description: Annually produce 100MW of thin-film photovoltaic components and accessories; research, manufacture and market its terminal applications and thin film photovoltaic components and equipment.
Article 4 Project Site Selection: Phase 1 is located at the B4 workshop covering an area of about 22,000 square meters (the utilization area is subject to the actual requirements of project) in the eastern zone of Taiwanese Entrepreneurs Innovative Science and Technological Industrial Park (hereinafter referred to as Taiwanese Entrepreneurs Industrial Park) within the Suqian Economic-Technological Development Zone (hereinafter referred to as Development Zone), where the Phase 1 back-end components packaging production line will be constructed; Phase 2 project site shall be planned and designed in the Taiwanese Entrepreneurs Industrial Park, and Party A is responsible to construct the designated B8 and B9 factories with an area of around 8,800 square meters (the utilization area is subject to the actual requirements of project), while the factories’ interior decoration cost shall be borne by the Joint Venture Company. Phase 2 project mainly includes front-end thin-film coating, mid-section laser cutting and patterning cell process and so on; Phase 3 and subsequent extension project shall be located in the Suqian Opto-Electronics Industrial Park. Subject to prior negotiation, the aforementioned factories can be arranged by Party A for other usage if they are idle for more than 12 months. Within five years starting from the date of the delivery of factories to Joint Venture Company, Party B shall make acquisition from Party A the Phase 1 and Phase 2’s land and factories individually based on the original invested book value.

Article 5 Project Investment Scale and Registered Capital
(1) Project Investment Scale and Period
1) The total investment amount is USD 500 million and is divided into 3 phases, including:
Phase 1 investment USD 30 million, mainly used for constructing back-end application components packaging line, and the construction period is Six (6) months;
Phase 2 investment USD 130 million, mainly used for constructing front-end thin-film coating, mid-section laser cutting and patterning cell process lines and environmental protection associated equipment, and the construction period is Eighteen (18) months;
Phase 3 investment USD 340 million, mainly used for constructing new thin-film photovoltaic components and accessories production lines, developing and manufacturing the associated equipment in its upstream and downstream industry chains plus film photovoltaic components, the construction period is Forty-eight (48) months.
The construction will start in the year of 2014 and last for six (6) years.
2) Means of investment and Contributive Proportion
Party A shall invest in terms of land, workshop, cash, and so on; the total cash contribution amount is RMB 200 million. Phase 1 cash contribution amount shall be RMB 30 million; Phase 2 cash contribution amount shall be RMB 170 million; no investment shall be made in Phase 3. In Principle, the capital contributed by Party A is mainly used to maintain the operations of the Joint Venture Company, tax payments, as well as working capital needs within China. The capital can only be transferred out of China due to the business requirements and has to be approved by Party A in accordance to the regulations of the Chinese Financial and International Management Authorities.
Party B shall invest in terms of equipment, proprietary technologies, intellectual properties & patents, cash, and so on; the total investment amount shall be no less than USD 130 million. Phase 1 investment includes RMB 10 million (converted into the same amount of spot exchange, similarly hereinafter) and the complete equipment for existing back-end components packaging production lines (the converted amount is based on the final assessment of the Valuation Report); Phase 2 investment is in terms of complete equipment for front-end coating and mid-section laser cutting & patterning cell production lines, proprietary technologies, intellectual properties & patents and environmental protection equipment and other relevant supporting facilities (the converted amount is based on the final assessment of the Valuation Report). The total investment amount in phase 1 and 2 is USD 130 million; Phase 3 investment shall be the responsibility of Party B or Party B can also attract third party investment or through other fund raising means to realize the total investment amount of USD 500 million.
(2) Registered capital and contributive proportion
1) Party A and Party B shall jointly set up a Sino-Foreign joint venture company-ASCENT SOLAR TECHNOLOGIES (JIANGSU) CO., LTD with a total registered capital in Phase 1 and 2 of no less than USD 160 million (equivalent to RMB 1 billion approximately), Party A and Party B shall contribute 20% and 80% respectively.
2) Phase 1 registered capital is RMB 40 million, Party A shall contribute RMB 30 million which takes up 75% of the total phase 1 registered capital; Party B shall contribute RMB 10 million (converted into the same amount of spot exchange), which takes up 25% of the total capital (The RMB 30 million contributed by Party A shall be guaranteed by Shenzhen Radiant Enterprise Co., Ltd)
3) Once the registered capital of RMB 40 million is in place, Joint Venture Company shall handle all procedures of increasing registered capital. After the back-end components packaging equipment are in place, installed and commissioned for operation, and having assessed by the qualified domestic valuation agency that the equipment, proprietary technologies, intellectual properties & patents contributed by Party B are valued at no less than RMB 110 million, Party A and Party B shall adjust the respective shareholdings in accordance to regulations and the contributed amount. At the same time, the warranty responsibility provided by Shenzhen Radiant Enterprise Co., Ltd shall be automatically repealed.
4) Phase 2 investment, construction and relevant registered capital issues shall kick off once the Phase 1 equipment are in place and put into operation. In the meantime, Party B shall undertake to procure, import and value the phase 2 production lines and supporting facilities, to handle procedures such as proprietary technologies, intellectual properties & patents assessment and change of ownership. Party B shall realize the contracted RMB 800 million investments. Meanwhile, Party A shall gradually inject the remaining cash of RMB 170 million into Joint Venture Company in order to pay customs duties; value-added tax and daily operation cost after the equipment are landed. On condition that Joint Venture Company encounters insufficient capital during the normal operation period, Party A and Party B shall negotiate in good faith to increase capital or seek external funding on a pari-pasu basis.
5) If the valuation of the equipment, proprietary technologies, and intellectual properties & patents contributed by Party B (subject to the assessment result by qualified domestic agency appointed by both parties ) is higher or lower than the contracted RMB 800 million in the investment contract, Party A and Party B shall resolve the issue by adjusting the shareholding structure. If the valuation price is higher than contracted capital, Party A shall reduce its shareholding accordingly with no further investments needed ; if the valuation price is lower than contracted capital, Party B or any 3rd party introduced or brought in by Party B shall contribute more equipment or cash to make up for the difference.
Article 6 Equipment, Technology, and Intellectual Property & Patent Assessment
1) Party B is obligated to provide detailed equipment list to Party A within 45 days starting from the date of signing contract, the list shall include but not limited to original procurement contracts for equipment and payment vouchers. Party B shall ensure the authenticity and validity of the equipment and shall not import the equipment without the prior written approval from Party A, besides the equipment can only be assessed after landed in China port.
2) Party B shall provide to Party A within forty-five (45) days from the date of this contract the original documents related to its proprietary technologies, intellectual properties & patents to be transferred to the Joint Venture Company. The documents shall include but not limited to patent ownership certificate, proof of right to transfer, and the proof of right to license the patent.. Party B shall warrant the authenticity and validity of the documents provided. Party B is responsible to handle all technology, intellectual property & patent valuation and ownership transfer procedures according to the contracted provisions, Party A shall actively cooperate with Party B with regards to the transfer.
3) Party B shall warrant that the equipment, proprietary technologies, intellectual properties & patents contributed are essential for the project’s development and production, and that its proprietary technologies, intellectual properties &

patents are industry leader in the world. The equipment and technology patent ownership shall be assessed by the qualified domestic valuation agency or by a panel comprises of industry experts and professionals to be jointly approved and appointed by both parties and the assessment result is subject to the evaluation report.
4) Within thirty (30) days starting from the date of signing contract, Party A and Party B shall determine the qualified assessment agency and the agency shall be approved and appointed by both parties, and afterwards the agency shall assess the technology and patent in order to confirm the value. Each party shall bear half of the evaluation cost.
5) The final valuation result shall be agreed upon and approved by both parties. In the event that either party disagrees upon the result and cannot reach a consensus after extensive negotiation, the project and this contract shall be terminated as a result.
Article 7 Project Expected Return
1) After Phase 1 and Phase 2 construction is completed and put into operation, it is expected to realize 25MW production capacity annually and the invoiced sales will reach RMB 600 million each year, besides it is estimated to generate RMB 60 million tax revenues.
2) Once the project is put into production and operation, it shall bring about a total investment scale of USD 500 million into Suqian for the flexible photovoltaic components industry in 6 years, it is expected to realize RMB 6 billion annual sales starting from the 6th year and its tax payment scale will reach RMB 500 million per year.
Article 8 Alteration of Share Equity
1) During the joint venture period, according to Law Concerning Chinese-foreign Joint Ventures of People’s Republic of China, if Party A and/or Party B transfer(s) stock equity, the transferring party should get prior written agreement of the other party, failing which, the transfer shall be regarded as invalid.
2) As agreed by Party A and Party B, within thirty (30) days from the injection of the first-phase register funds by Party A and Party B , and after Party B’s injection of its first-phase equipment, proprietary technologies, intellectual properties & patents, the Joint Venture Company shall conduct equity stakes adjustment , and it is agreed that CERBERUS (HK) INVESTMENT GROUP LIMITED will be introduced as the third shareholder in the Joint Venture Company to hold 3% of the shares, which will be transferred from the shares held by Party B. In later stage, the Joint Venture Company will successively complete final registration of increased capital. The incremental capital obligation of the 3% shares held by CERBERUS (HK) INVESTMENT GROUP LIMITED in the Joint Venture Company will be undertaken by Party B. The final shares held by CERBERUS (HK) INVESTMENT GROUP LIMITED in the joint venture will be determined by the final shareholdings held by Party B.
3) Since the date of signing this contract, within the fifth year, Party B shall acquire all the shares held by Party A for 1.5 times of the cash amount contributed by Party A. If the acquisition were to take effect earlier, the acquisition price shall be negotiated and agreed upon mutually.
Section 2 Rights and Obligations of Party A
Article 9 Party A should complete its contribution of capital in time and in full specified amount, and should actively assist Party B to go through the procedures of registration for the joint venture.

Article 10 Party A shall provide the basic production factory located at Building B4, at the Eastern Zone of the Taiwanese Entrepreneurs Industrial Park, for the first-phase of back-end components packaging line. The above mentioned factory will be exempted from rent for five years and shall be put into service after the Joint Venture Company is registered. According to the Joint Venture Company’s need, the special transformation cost of providing electronic grade, constant temperature and humidity, as well as dual power supply & etc. will be borne by the Joint Venture Company.
Article 11 After the first-phase back-end components packaging line goes into operation and produces benefits, Party A will initiate the construction of the factory for the second-phase production line, including front-end processing for thin-film coating, mid-section laser cutting and patterning cell process. The construction cost shall be invested by Party A and any special renovation and transformation cost of this factory shall be borne by the Joint Venture Company.
Article 12 Party A shall further construct supporting factories and offer to Party B at costs for Party B to negotiate and cooperate with external parties, referred to as enterprises that will compliment Party B to develop and form a comprehensive production network.
Article 13 Party A shall provide three-year free accommodation to the senior management team, scientists, engineers and senior technicians of Party B.
Article 14 For the factories to be built by the Joint Venture Company in the Suqian Opto-Electronics Industrial Park at later stage, Party A is responsible for connecting the drainage facility, communication and roads to the red-line side of the project land, and connecting the 10KV electric power circuit to the area within 150 meters of the red line of the project land (as per related regulations of power supply department, if the user applies for a single-circuit capacity of over 3000KVA, new circuit should be built from the transformer substation of the power system; the cost of constructing special electric power supply loops will be borne by the Joint Venture Company.)
Article 15 On the basis of complete preparation of related information by both parties, Party A shall arrange specially-assigned person(s) to assist Party B to go through related procedures of project approval, registration, planning permission, as well as review of environmental protection and fire protection. The specific requirements and time limit of various related procedures shall be implemented in accordance to the Service Manual of Suqian Economic-Technological Development Zone.
Article 16 Party A shall coordinate with the Taiwanese Entrepreneurs Industrial Park to arrange for temporary offices, accommodations and meals for the staff of the Joint Venture Company at initial stage, and actively assist the Joint Venture Company to hire employees.
Article 17 After the joint venture goes into operation and produces benefits as specified in this contract, Party A shall help to bring about the provision of 30-mu supporting land zoned for commercial & residential use from the Suqian Economic-Technological Development Zone to the joint venture at preferential price (the prevailing government land cost +10% mark-ups), which shall be developed and used as commercial estate meant for the senior executives of the Joint Venture Company.
Article 18 Once the Joint Venture Company, established in accordance with this contract had satisfy the conditions agreed upon in this contract, Party A shall help to bring about the following preferential policies given by the Suqian Economic-Technological Development Zone (the proportion of local retention shall be implemented as per the financial system when the policies are fulfilled):
1) Corporate Income Tax. For enterprises whose operational periods are ten (10) years and beyond, and from the year profit is made and declared, the local tax rebates under municipal level will be rewarded by the Suqian Economic-Technological Development Zone in full amount for the first five (5) years, and 50% for the subsequent five (5) years. Taxes to be paid before any rebates are given.
2) Value-added Tax. The local tax rebates under municipal level will be rewarded in full amount for the first two (2) years, and 50% for the subsequent three (3) years. Taxes to be paid before any rebates are given.
3) Various fees. All the administrative fees within municipal power during the construction process will be exempted. The business service fees will be charged based on the lowest standard published.
Article 19 For any core equipment researched and developed by the Joint Venture Company that fulfills the domestic technological gap, Party A shall help to bring about appropriate capital reward from the Suqian Economic-Technological Development Zone on a one project -one consideration case-by-case basis in accordance to related policy regulations.
Article 20 Party A shall help to bring about provision of industry land in batches by the Economic and Technological Development Zone based on actual construction need of the joint venture to satisfy the project development demand.
Section 3 Rights and Obligations of Party B
Article 21 Party B shall make timely and full amount investment into the project, ensuring the register capital be in place on schedule as agreed in the contract.
Article 22 Party B shall ensure that the first-phase packaging equipment invested by Party B should arrive at the Taiwanese Entrepreneurs Industrial Park within ninety (90) days from the finalization of the Valuation Report. The equipment shall be installed, commissioned and put into operation within sixty (60) days after arrival.
Article 23 Party B must not invest elsewhere in China before the agreed total investment amount of USD 500 million has been in place, or it will be deemed as breach of contract.
Article 24 Party B guarantees that the equipment, proprietary technologies, intellectual properties & patents injected is necessary for the R&D and production of this project, and that its proprietary technology is world-leading, and that any R&D result based upon the technology shall belong to the Joint Venture Company.
Article 25 Party B agrees and warrants that during the construction of the second-phase factory, the construction cost for first and second phase invested by Party A will be guaranteed by all the assets from the first-phase in the Joint Venture Company.
Section 4 Management Structure of the Joint Venture Company
Article 26 The Joint Venture Company shall establish a board of directors. All the operational activities shall be implemented as per the Memorandum of Articles and Association of the Joint Venture Company. The board of directors is the highest authority in the Joint Venture Company, empowered to decide all the significant issues of the Joint Venture Company. The board of directors shall consists of five directors, two (2) to be appointed by Party A and three (3) to be appointed by Party B, with the Chairman and General Manager (or CEO) to be appointed by Party B; one Supervisor and one Chief Financial Officer shall be appointed by Party A.
Article 27 A financial management system for the Joint Venture Company shall be jointly established by both parties. Usage of funds and capital shall be implemented as per the financial management system.

Section 5 Responsibility for Breach of Contract by Party A
Article 28 If Party A cannot provide the factories in time and as a result influences the equipment installation of the Joint Venture Company, the responsibility and losses of delayed operation caused thereby will be borne by Party A; Party B has the right to delay the project correspondingly.
Article 29 If Party A fail to make the required investment as agreed upon, the losses caused in the Joint Venture Company shall be borne by Party A.
Article 30 During the process of examination and approval of the planning proposal by the Suqian Economic-Technological Development Zone, the losses of work stoppage or others due to Party A’s failure or delay in providing the appropriate supporting facilities shall be borne by Party A, and Party B has the right to delay the project correspondingly.
Article 31 If Party B is unable to acquire Party A’s shares as agreed upon within five (5) years due to Party A’s reasons, the losses caused to Party B shall be borne by Party A.
Section 6 Responsibility for Breach of Contract by Party B
Article 32 If Party B fail to make full investment on schedule, and again fail to settle within six (6) months after Party A’s interpellation, which leads to abnormal operation of the Joint Venture Company, Party A has the right to terminate this contract and require Party B to compensate for Party A’s losses caused by the transformation of B4 Factory in the Taiwanese Entrepreneurs Industrial Park and the newly built factories according to Party B’s specific requirements.
Article 33 If Party B’s equipment, proprietary technologies and intellectual properties & patents cannot be invested into the Joint Venture Company on schedule as agreed upon in this contract, and its management team cannot enter the Joint Venture Company on schedule as agreed upon, or the equipment cannot operate normally due to technological issues, Party A has the right to terminate this contract and the losses caused thereby shall be borne by Party B.
Article 34 If Party B is unable to acquire all the shares of Party A within five (5) years, Party A’s losses caused thereby (including by not limiting to the invested principal and interest) shall be borne by Party B; Party A has the right to terminate this contract and investigate and affix Party B’s responsibility of breach of contract according to law.
Section 7 Other Terms
Article 35 This contract covers the legality of the Joint Venture Company and/or any other legal entities established for the purpose of this project. If any party were to transfer the rights and obligations in this contract, the transferring party shall obtain prior written approval of the other party.
Article 36 All disputes arising from the performance of this contract shall be resolved by mutual consultation; disputes cannot be resolved yet shall be submitted to the court(s) with right of jurisdiction in the place of signing of the contract.
Article 37 This contract involves the business confidentiality of Party A and Party B. Without permission of the other party, any party must not divulge any information to any third party (with the exception of public disclosure as required under the Guidelines of American Securities Exchange Commission and Stock Exchange).
Article 38 This contract is written in Chinese; it applies to the laws of People’s Republic of China.

Article 39 For any unaccomplished matter(s) in this contract, both parties will enter into addendum agreement(s) otherwise, which shall has/have equal legal validity as this contract.
Article 40 This contract will not take effect until the representatives from three parties sign and stamp, and the first batch of register capital invested by Party A and Party B has been in place in full amount; this contract is in sextuplet, with two held by each party.
Article 41 Upon signing of this contract, the previous contract signed by both parties on July 2nd, 2013 shall become invalid.

Party A: SUQIAN ECONOMIC DEVELOPMENT CO., LTD
Representative:

Party B: ASCENT SOLAR TECHNOLOGIES, INC
Representative:

Authentication Party: Suqian Municipal People’s Government
Representative:

On Dec.28, 2013 at Suqian, Jiangsu Province, China